WIZARD WORLD, INC

Wizard World Announces Partnership With China’s CNLive to Provide

English Language Programming Across Mainland China

LOS ANGELES, September 11, 2017–Wizard World, Inc. (WIZD), a leading producer of live event pop culture expositions, today announced its partnership with CNLive to distribute streamed content in the world’s most populous country, the People’s Republic of China.

The partnership with CNLive, one of only seven entities licensed to distribute content over the internet in the People’s Republic of China, provides Wizard World China, a wholly owned subsidiary of Wizard World, Inc. a multi-year right and license to program a 24/7, advertising supported channel across all of mainland China, including Macao and Hong Kong.

Within China, programming can only be distributed under a license issued by the Chinese government. CNLive holds this license to distribute content via mobile and IP-enabled devices nationwide. The main enterprise of CNLive is the distribution of content to internet-connected mobile devices. The channel programmed by Wizard World China will be the first English language channel carried by It is estimated that the Wizard Channel could aggregate an audience of up to six million viewers a day.

Paul Kessler the Executive Chairman of Wizard World stated: “The transaction with CNLive is another step forward in the evolution of Wizard World from a producer of premier pop culture events into a full-bodied integrated global media company, representing the whole of many synergistic parts. We are working aggressively to identify and initiate new business opportunities for Wizard World designed to generate additional and accretive revenue streams while focused on enhancing shareholder value.”

“This partnership with CNLive is a landmark achievement for Wizard World as we extend our brand into content production and distribution both domestically and across international borders,” said John D. Maatta, Wizard World President & CEO. “As we continue to produce entertaining, engaging and valuable content in the pop culture space, this agreement will allow many millions of additional fans to engage with our brand, unlocking the large, growing market of China, a region which has shown a strong affinity for such programming. It is our intention with the launch of ‘WizPop,’ our daily pop culture news service, and the re-imagination of ‘Wizard’ Magazine to continue forward as the definitive voice of international pop culture focused on the worlds of motion pictures, television, music, comics and gaming. All of this is in addition to our growing live event pop culture exposition business which will produce 22 shows in North America in 2017. We have created a pop culture ecosystem where fans of our hugely-popular live event business can receive Wizard content all day everyday, We are striving to serve our fan base at live events and across numerous media platforms.”

Added Maatta: “The barrier to entry into content distribution in China is extremely high; working with Vincent Yen, our partner on the ground in China, and with CNLive, one of only seven licensees for the distribution of streamed content presents Wizard World with an extremely valuable and very unique business and financial opportunity, to provide content that can be received by up to 100 million potential viewers.

Vincent Yen, based in Hong Kong, was instrumental in making the initial introductions and in creating the opportunity that enabled this transaction. Yen, who will have continued involvement in facilitating the participation of the parties going forward said: “I am extremely gratified that we were able to conclude this important transaction that promises to be beneficial to all parties involved. I look forward to working with Wizard World China and CN Live to help to make this undertaking a significant success for all involved.”

Wizard’s English language program service will be distributed to a minimum of 90% of viewers capable of receiving the CNLive service, currently 100 million viewers across China. The free, non-subscription channel will exist in a market which has an estimated 680 million internet users, 620 million of whom are mobile Internet users. An estimated 390 million Chinese nationals are “English speakers and English learners.” Much of the program content consumed in China is viewed on mobile devices.

Wizard World’s content arm, which recently announced the return of Wizard as a digital and print publication, will utilize the company’s strong, respected place in the entertainment and pop culture industries to provide a wide range of program content. In addition to independently produced programming, Wizard will acquire program content for distribution on the 24/7 channel from the world’s leading studios and producers.

About Wizard World (WIZD)

Wizard World, Inc. (www.wizardworld.com) produces comic, gaming and pop culture conventions across North America that celebrate the best in pop culture: movies, television, gaming, live entertainment, tech, comics, sci-fi, graphic novels, toys, original art, collectibles, contests and more. A first-class lineup of topical programming and entertainment takes place at each event, with celebrity Q&A’s, comics-themed sessions, costume contests, movie screenings, evening parties and more. Wizard World has also launched the digital Wizard magazine and introduced WizPop, a daily news service reporting on the biggest pop culture stories of the day, and featuring a weekly recap covering the news of the week. Fans can interact with Wizard World at www.wizardworld.com and on Facebook, Twitter, Pinterest, Instagram and other social media services. Additional initiatives may include an augmented touring schedule of Wizard World shows, fixed-site installations, curated e-commerce, and the production and distribution of content both in the U.S. and internationally.

The 2017 Wizard World convention schedule is available at: http://www.wizardworld.com/comiccon.

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Media Contact:

Jerry Milani, Wizard World, 646-883-5022 (o/txt), pr@wizardworld.com